AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 2017

REGISTRATION NO. 333-220438

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARATHON PATENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

01-0949984

I.R.S. Employer Identification Number

11100 Santa Monica Blvd., Ste. 380

Los Angeles, CA 90025

(703) 232-1701

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

11100 Santa Monica Blvd., Ste. 380

Los Angeles, CA 90025

(703) 232-1701

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Harvey J. Kesner, Esq.

Arthur S. Marcus, Esq.

Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Phone: (212) 930-9700

Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plants, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)
Emerging growth company [X]

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.0001 per share	7,394,000	$0.415	$3,068,510	$355.64

(1)	Pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of stock splits, stock dividends or similar transactions. The shares may be offered for resale by the selling stockholders pursuant to the shelf prospectus contained herein.

(2)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED OCTOBER 11, 2017

MARATHON PATENT GROUP INC.

7,394,000 Shares of Common Stock

This prospectus relates to the resale of up to 7,394,000 shares of common stock of Marathon Patent Group, Inc. (the “Company”) by the selling stockholders, of which (i) 6,596,000 shares are issuable upon conversion of certain 5% convertible promissory notes issued by the Company in August, 2017, in a private placement of $3,623,700 of 5% convertible promissory notes and five-year warrants to purchase shares of common stock of the Company (the “Common Stock”) and (ii) 798,000 shares were issued in exchange for warrants to purchase 760,000 shares of Common stock, pursuant to an exchange agreement, dated July 17, 2017, by and between the Company and CVI Investments, Inc. (“CVI”), who purchased the warrants in the Company’s April offering.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares.

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 3 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “MARA”.

The last reported sale price of our common stock on the NASDAQ Capital Market on October 9, 2017 was $0.39 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2017.

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You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock. The terms “Marathon,” the “Company,” “we,” “our” or “us” in this prospectus refer to Marathon Patent Group, Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise.

About Marathon Patent Group, Inc.

Marathon Patent Group, Inc. was incorporated in the State of Nevada on February 23, 2010 under the name “Verve Ventures, Inc.” On December 7, 2011, we changed our name to “American Strategic Minerals Corporation” and were engaged in exploration and potential development of uranium and vanadium minerals business. During June 2012, we discontinued our minerals business and began to invest in real estate properties in Southern California. In October 2012, we discontinued our real estate business when our CEO joined the firm and we commenced our current business, at which time the Company’s name was changed to Marathon Patent Group, Inc.

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We acquire patents and patent rights from owners or other ventures and seek to monetize the value of the patents through litigation and licensing strategies, alone or with others. Part of our acquisition strategy is to acquire or invest in patents and patent rights that cover a wide-range of subject matter which allows us to seek the benefits of a diversified portfolio of assets in differing industries and countries. Generally, the patents and patent rights that we seek to acquire have large identifiable targets who are or have been using technology that we believe infringes our patents and patent rights. We generally monetize our portfolio of patents and patent rights by entering into license discussions, and if that is unsuccessful, initiating enforcement activities against any infringing parties with the objective of entering into comprehensive settlement and license agreements that may include the granting of non-exclusive retroactive and future rights to use the patented technology, a covenant not to sue, a release of the party from certain claims, the dismissal of any pending litigation and other terms. Our strategy has been developed with the expectation that it will result in a long-term, diversified revenue stream for the Company. As of October 4, 2017, on a consolidated basis and taking into account the execution of the First Amendment and Restructuring Agreement with DBD, as further described below, our operating subsidiaries owned 95 patents and had economic rights to over 10,000 additional patents, both of which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries.

Our principal office is located at 11100 Santa Monica Blvd., Suite 380, Los Angeles, CA 90025. Our telephone number is (703) 232-1701. Our internet address is www.marathonpg.com. Information on our website is not incorporated into this report.

About This Offering

This prospectus includes the resale of 7,394,000 shares of Common Stock, of which (i) 6,596,000 shares are issuable upon conversion of 5% convertible promissory notes (the “Convertible Notes”) sold in the Company’s private placement in August 2017 (the “Private Placement”) and (ii) 798,000 shares were issued in exchange for warrants to purchase 760,000 shares of Common stock (the “Exchange Warrants”), pursuant to an exchange agreement, dated July 17, 2017 (the “Exchange Agreement”), by and between the Company and CVI in the Company’s April 2017 offering (the “Offering”).

Pursuant to the Private Placement, the Company entered into separate unit purchase agreements (the “Unit Purchase Agreement”) with accredited investors (the “Purchasers”) providing for sale of $5,500,000 of a total possible offering of up to $5,500,000 of the Convertible Notes and five-year warrants (the “Warrants”) to purchase shares of the Company’s common stock (the “Common Stock”), at an exercise price of $0.30 per share. The conversion price for the principal in connection with voluntary conversions shall be equal to the lesser of (i) $0.20 per share, or (ii) the closing bid price of the Common Stock on the day prior to conversion of the Convertible Note; provided that such conversion price may not be less than $0.10 per share, subject to adjustment as set forth therein.

The Convertible Notes bear interest at 5% per annum with interest payable in cash upon maturity or in connection with any voluntary or mandatory conversion. The Convertible Notes are convertible, in whole or in part, into shares of Common Stock at the option of the holder of the Convertible Note (the “Noteholder”), at any time and from time to time after the date of issuance and until the Convertible Note is no longer outstanding, subject to a 4.99% beneficial ownership limitation. Upon not less than 61 days’ prior notice to the Company, the Noteholder may increase the beneficial ownership limitation, provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Convertible Note held by the Noteholder.

Pursuant to exchange agreements dated July 17, 2017, the Company and certain institutional investors and CVI (together with CVI, the “Investors”) agreed to exchange their warrants, including the Exchange Warrants, which were issued by the Company pursuant to purchase agreements in April, 2017 (the “Purchase Agreements”), for an aggregate of (i) 798,000 shares of Common Stock with CVI (the “Exchange Shares”) and (ii) 1,596,000 shares of restricted common stock of the Company with the other Investors (the “Restricted Shares”). The Company has relied upon the exemption from registration provided by Section 3(a)(9) under the Securities Act of 1933, in connection with the issuance of the Exchange Shares. As previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2017, the issuance of up to 2,394,000 shares of Common Stock pursuant to the Exchange Agreements was approved by the Company’s shareholders at a special meeting of the shareholders held by the Company on September 29, 2017. The Restricted Shares are not included in this registration statement.

The Company issued the Exchange Warrants registered in the name of each Investor to purchase an aggregate of 2,280,000 shares of Common Stock with each Exchange Warrant based upon the number of shares of Common Stock equal to 60% of such Investor’s subscription amount in the Offering. The Exchange Warrants are exercisable at a price of $0.83 per share, subject to adjustment, and expire five years from the date of issuance. The holders may, subject to certain limitations, exercise the Exchange Warrants on a cashless basis. The Company is prohibited from effecting an exercise of any Exchange Warrant to the extent that, as a result of any such exercise, the holder would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of common stock upon exercise of such Original Warrant.

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Under the terms of the Exchange Agreements, each of the Investors agreed to waive (i) its rights under the Purchase Agreements, such that the Investor consents and agrees to any reverse or forward stock split undertaken by the Company since the date of the Purchase Agreements and (ii) any rights of the Investor under the Purchase Agreements with respect to any subsequent financing of the Company of convertible preferred stock described by the Company in its next proxy statement filed with the SEC (collectively, the “Waivers”). For the avoidance of doubt, the Waivers are irrevocably effective upon execution of the Exchange Agreements and will not be subject to the conditions to the closing set forth in the Exchange Agreements.

Recent Developments

On August 3, 2017, the Company and certain of our operating subsidiaries (such subsidiaries, together with any future guarantor subsidiaries, and the Parent, the “Company”) entered into a First Amendment to Amended and Restated Revenue Sharing and Securities Purchase Agreement and Restructuring Agreement (the “First Amendment and Restructuring Agreement”) with DBD Credit Funding LLC (referred to as “DBD” or the “Purchaser”) to restructure and replace the obligations of the Company under that certain Amended and Restated Revenue Sharing and Securities Purchase Agreement (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated Agreement”), dated January 10, 2017, which was originally entered into by the Company and DBD on January 29, 2015 (the “Original Agreement”).

Pursuant to the First Amendment and Restructuring Agreement, certain intellectual property owned by the Company (“IP”) and originally purchased by the Company from various parties (the “Designated IP”) is to be assigned to one or more newly created special purpose entity (the “SPE”) elected by DBD, which SPE is under the management and control of an affiliate of DBD (the “IP Monetization Manager”). All intellectual property owned by the Company that will not be assigned to one or more newly created special purpose entities shall be referred to as “Non-Designated IP.” The patents that are part of the Designated IP are referred to as the “Designated Patents”. Prior to the date of the restructuring, all Monetization Revenues arising from the Designated IP and Non-Designated IP shall be paid to an account that is under the sole and exclusive control of the Collateral Agent as the IP Monetization Manager. “Monetization Revenues” means the sum of amounts that the Company receives in cash or an amount equal to the fair market value of any in-kind payment the Company receives, prior to expenses, (i) from third parties in respect of the Company’s patents (the “Patents”); (ii) on account of any sale of products or services using the Patents; (iii) the development to order of any software or other products using the Patents, including royalty payments, license fees, settlement payments, judgments or other similar payments in respect of the Patents; and (iv) the purchase price or other amounts received in connection the sale of hardware or software with respect to the Patents, in each case as and when actually received by the Company.

In addition, until the date of the restructuring pursuant to the First Amendment and Restructuring Agreement, the Company shall be responsible for the expenses associated with the maintenance, prosecution and enforcement of all of the Company’s intellectual property including the Designated IP and Non-Designated IP owned by the Company which is not to be transferred to the SPE, and for any expenses associated with the pursuit of monetization activities relating to both the Designated IP and the Non-Designated IP. From and after the date upon which the Restructuring becomes effective (the “Restructuring Effective Date”), the SPE shall have sole responsibility for the expenses associated with the Designated IP and the Company shall have sole responsibility for the expenses associated with the Non-Designated IP.

The First Amendment and Restructuring Agreement (a) defers interest payments on the notes held by DBD from May 1, 2017 until the earlier to occur of (i) November 1, 2017 and (ii) the Restructuring Effective Date, and any accrued and unpaid interest as of the end of such deferral period shall be deemed a Cash Advance, and (b) lowers the Company’s minimum liquidity covenant, in each case to permit time for the Company to effect the Restructuring described above. Upon the Restructuring Effective Date, the Company’s note obligations to DBD will be extinguished and the Company will be relieved of any scheduled amortization (instead, payments to DBD will only be required out of Monetization Revenues).

As previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2017, the First Amendment and Restructuring Agreement and the transactions contemplated therein, were approved by the Company’s shareholders at a special meeting of the shareholders held by the Company on September 29, 2017.

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RISK FACTORS

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our Common Stock could decline and investors could lose all or part of their investment.

Risks Related to Our Company

We may not be able to successfully monetize Non-Designated IP and thus we may fail to realize all of the anticipated benefits of such acquisitions.

There is no assurance that we will be able to continue to successfully acquire, develop or monetize our patent portfolio. The acquisition of patents could fail to produce anticipated benefits or there could be other adverse effects that we do not currently foresee. Failure to successfully monetize our patents would have a material adverse effect on our business, financial condition and results of operations.

In addition, the acquisition of patent portfolios is subject to a number of risks, including, but not limited to the following:

●	There is a significant time lag between acquiring a patent portfolio and recognizing revenue from such patent asset. During such time lag, substantial amounts of costs are likely to be incurred that could have a negative effect on our results of operations, cash flows and financial position;
●	The monetization of a patent portfolio is a time consuming and expensive process that may disrupt our operations. If our monetization efforts are not successful, our results of operations could be harmed. In addition, we may not achieve anticipated synergies or other benefits from such acquisition; and
●	We may encounter unforeseen difficulties with our business or operations in the future that may deplete our capital resources more rapidly than anticipated. As a result, we may be required to obtain additional working capital in the future through public or private debt or equity financings, borrowings or otherwise. If we are required to raise additional working capital in the future, such financing may be unavailable to us on favorable terms, if at all, or may be dilutive to our existing stockholders. If we fail to obtain additional working capital, as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.

Therefore, there is no assurance that the monetization of our patent portfolios will generate enough revenue to recoup our investment.

On August 3, 2017, the Company and certain of our operating subsidiaries (such subsidiaries, together with any future guarantor subsidiaries, and the Parent, the “Company”) entered into a First Amendment to Amended and Restated Revenue Sharing and Securities Purchase Agreement and Restructuring Agreement (the “First Amendment and Restructuring Agreement”) with DBD Credit Funding LLC (“DBD”) to restructure and replace the obligations of the Company under that certain Amended and Restated Revenue Sharing and Securities Purchase Agreement, dated January 10, 2017, which was originally entered into by the Company and DBD on January 29, 2015. Pursuant to the First Amendment and Restructuring Agreement, certain intellectual property owned by the Company (“IP”) and originally purchased by the Company from various parties (the “Designated IP”) is to be assigned to one or more newly created special purpose entity (the “SPE”) elected by DBD, which SPE is under the management and control of an affiliate of DBD. Once the Designated IP is assigned to the SPE, DBD will have full, direct control over the Patents under through the SPE structure. Of the Company’s sole remaining interest in the Designated IP, or the Monetization Revenues, 15% will be paid to the owner of the Designated IP to be contributed to the SPE. As a result, the Company’s Monetization Revenues will be reduced to 30% from 45%. Regardless of the success of the monetization of the Designated IP, the Company will have no control over, ownership of, or recourse to, the Designated IP. As a result, it may take longer to generate income off of the Patents.

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We presently rely upon the patent assets we acquire from other patent owners. If we are unable to monetize such assets and generate revenue and profit through those assets or by other means, there is a significant risk that our business would fail.

When we commenced our current line of business in 2012, we acquired a portfolio of patent assets from Sampo IP, LLC (“Sampo”), a company affiliated with our Chief Executive Officer, Douglas Croxall, from which we have generated revenue from enforcement activities and for which we plan to continue to generate enforcement related revenue. On April 16, 2013, we acquired a patent from Mosaid Technologies Incorporated, a Canadian corporation. On April 22, 2013, we acquired a patent portfolio through a merger between our wholly-owned subsidiary, CyberFone Acquisition Corp., a Texas corporation and CyberFone Systems LLC, a Texas limited liability company (“CyberFone Systems”). In June 2013, in connection with the closing of a licensing agreement with Siemens Technology, we acquired a patent portfolio from that company. In September 2013, we acquired a portfolio from TeleCommunication Systems and an additional portfolio from Intergraph Corporation. In October 2013, we acquired a patent portfolio from TT IP, LLC. In December 2013 we engaged in three transactions: (i) in connection with a licensing agreement with Zhone, we acquired a portfolio of patents from that company; (ii) we acquired a patent portfolio from Delphi Technologies, Inc.; and (iii) in connection with a settlement and license agreement, we agreed to settle and release a defendant for past and future use of our patents, whereby the defendant agreed to assign and transfer two U.S. patents and rights to us. In May 2014, we acquired ownership rights of Dynamic Advances, LLC, a Texas limited liability company, IP Liquidity Ventures, LLC, a Delaware limited liability company and Sarif Biomedical, LLC, a Delaware limited liability company, all of which hold patent portfolios or contract rights to the revenue generated from patent portfolios. In June 2014, we acquired Selene Communication Technologies, LLC, which holds multiple patents in the search and network intrusion field. In August 2014, we acquired patents from Clouding IP LLC, with such patents related to network and data management technology. In September 2014, we acquired TLI Communications, which owns a single patent in the telecommunication field. In October 2014, we acquired three patent portfolios from MedTech Development, LLC, which owns medical technology patents. In June 2016, one of our subsidiaries, Munitech S.a.r.l. (“Munitech”), acquired two patent portfolios from Siemens covering W-CDMA and GSM cellular technology. In July 2016, one of our subsidiaries, Magnus GmbH (“Magnus”), acquired a patent portfolio from Siemens covering internet-of-things technology. In August 2016, we entered into two transactions. In the first, we acquired a patent portfolio from CPT IP Holdings, LLC covering battery technology and in the second, we entered into a Patent Funding and Exclusive License Agreement with a Fortune 50 company to monetize more than 10,000 patents in a single industry vertical. In September 2016, one of our subsidiaries, Motheye Technologies, LLC (“Motheye”), acquired a patent from Cirrex Systems, LLC, covering LED technology; however, in June 2017, following a decision by the Company not to enforce such patent, Motheye entered into an agreement whereby such patent held by the subsidiary was assigned back to Cirrex Systems, LLC. In September 2017, the Company sold Munitech, which included both its assets and its liabilities, in a private transaction to a third party.

We plan to generate revenues from our acquired patent portfolios. However, if our efforts to generate revenue from these assets fail, we will have incurred significant losses and may be unable to acquire additional assets. If this occurs, our business would likely fail.

We have economic interests in patent portfolios that the Company does not control and the decision regarding the timing and amount of licenses are held by third parties, which could lead to outcomes materially different than what the Company intended.

The Company owns contract rights to two patent portfolios over which it does not exercise control and cannot determine when and if, and if so, for how much, the patent owner licenses the patents. This could lead to situations where we have dedicated resources, time and money to portfolios that, despite the best interests of the Company, provide little or no return on our investment. In these situations, the Company would record a loss on its investment and incur losses that contribute to the overall performance of the Company and could have a material adverse impact on its financial condition.

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Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our limited managerial, operational and financial resources and systems. Further, as our subsidiary companies’ businesses grow, we will be required to continue to manage multiple relationships. Any further growth by us or our subsidiary companies, or an increase in the number of our strategic relationships, may place additional strain on our managerial, operational and financial resources and systems. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results would be materially harmed.

We initiate legal proceedings against potentially infringing companies in the normal course of our business and we believe that extended litigation proceedings would be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

To monetize our patent assets, we generally initiate legal proceedings against potential infringing companies, pursuant to which we may allege that such companies infringe on one or more of our patents. Our viability could be highly dependent on the outcome of the litigation, and there is a risk that we may be unable to achieve the results we desire from such litigation, which failure would substantially harm our business. In addition, the defendants in the litigations are likely to be much larger than us and have substantially more resources than we do, which could make our litigation efforts more difficult and impact the duration of the litigation which would require us to devote our limited financial, managerial and other resources to support litigation that may be disproportionate to the anticipated recovery.

We anticipate that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, we may be forced to litigate against others to enforce or defend our patent rights or to determine the validity and scope of other party’s patent rights. The defendants or other third parties involved in the lawsuits in which we are involved may allege defenses and/or file counterclaims or commence re-examination proceedings by patenting issuance authorities in an effort to avoid or limit liability and damages for patent infringement, or declare our patents to be invalid or non-infringed. If such defenses or counterclaims are successful, they may preclude our ability to derive monetization revenue from the patents we own. A negative outcome of any such litigation, or an outcome which affects one or more claims contained within any such litigation, could materially and adversely impact our business. Additionally, we anticipate that our legal fees and other expenses will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business.

Variability in intellectual property laws may adversely affect our intellectual property position.

Intellectual property laws, and patent laws and regulations in particular, have been subject to significant variability either through administrative or legislative changes to such laws or regulations or changes or differences in judicial interpretation, and it is expected that such variability will continue to occur. Additionally, intellectual property laws and regulations differ among countries. Variations in the patent laws and regulations or in interpretations of patent laws and regulations in the United States and other countries may diminish the value of our intellectual property and may change the impact of third-party intellectual property on us. Accordingly, we cannot predict the scope of patents that may be granted to us, the extent to which we will be able to enforce our patents against third parties, or the extent to which third parties may be able to enforce their patents against us.

We may seek to internally develop additional new inventions and intellectual property, which would take time and be costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

We may in the future seek to engage in commercial business ventures or seek internal development of new inventions or intellectual property. These activities would require significant amounts of financial, managerial and other resources and would take time to achieve. Such activities could also distract our management team from its present business initiatives, which could have a material and adverse effect on our business. There is also the risk that such initiatives may not yield any viable new business or revenue, inventions or technology, which would lead to a loss of our investment in such activities.

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In addition, even if we are able to internally develop new inventions, in order for those inventions to be viable and to compete effectively, we would need to develop and maintain, and we would be heavily reliant upon, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property we may develop principally including the following:

●	patent applications we may file may not result in issued patents or may take longer than we expect to result in issued patents;
●	we may be subject to interference proceedings;
●	we may be subject to opposition proceedings in the U.S. or foreign countries;
●	any patents that are issued to us may not provide meaningful protection;
●	we may not be able to develop additional proprietary technologies that are patentable;
●	other companies may challenge patents issued to us;
●	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;
●	other companies may design around technologies we have developed; and
●	enforcement of our patents would be complex, uncertain and very expensive.

We cannot be certain that patents will be issued as a result of any future patent applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we will be the first to make our additional new inventions or to file patent applications covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we may acquire, our continued rights will depend on meeting any obligations to the seller and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material adverse effect on us.

Moreover, patent application delays could cause delays in recognizing revenue from our internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Our future success depends on our ability to expand our organization to match the growth of our activities.

As our operations grow, the administrative demands upon us will grow, and our success will depend upon our ability to meet those demands. We are organized as a holding company, with numerous subsidiaries. Both the parent company and each of our subsidiaries require certain financial, managerial and other resources, which could create challenges to our ability to successfully manage our subsidiaries and operations and impact our ability to assure compliance with our policies, practices and procedures. These demands include, but are not limited to, increased executive, accounting, management, legal services, staff support and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

Potential acquisitions may present risks, and we may be unable to achieve the financial or other goals intended at the time of any potential acquisition.

Our future growth depends in part on our ability to acquire patented technologies, patent portfolios or companies holding such patented technologies and patent portfolios. Accordingly, we have engaged in acquisitions to expand our patent portfolios and we intend to continue to explore such acquisitions. Such acquisitions are subject to numerous risks, including, but not limited to the following:

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●	our inability to enter into a definitive agreement with respect to any potential acquisition, or if we are able to enter into such agreement, our inability to consummate the potential acquisition;
●	difficulty integrating the operations, technology and personnel of the acquired entity including achieving anticipated synergies;
●	our inability to achieve the anticipated financial and other benefits of the specific acquisition;
●	difficulty in maintaining controls, procedures and policies during the transition and monetization process;
●	diversion of our management’s attention from other business concerns; and
●	failure of our due diligence process to identify significant issues, including issues with respect to patented technologies and patent portfolios and other legal and financial contingencies.

If we are unable to manage these risks effectively as part of any acquisition, our business could be adversely affected.

Our revenues are unpredictable, and this may harm our financial condition.

From November 12, 2012 to the present, our operating subsidiaries have executed our business strategy of acquiring patent portfolios and accompanying patent rights and monetizing the value of those assets. As of October 4, 2017, on a consolidated basis and taking into account the execution of the First Amendment and Restructuring Agreement with DBD, as further described below, our operating subsidiaries owned 95 patents and had economic rights to over 10,000 additional patents, both of which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries. These acquisitions continue to expand and diversify our revenue generating opportunities. However, due to the nature of our patent monetization business and uncertainties regarding the amount and timing of the receipt of funds from the monetization of our patent assets resulting in part from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, outlook for the businesses for defendants, and certain other factors, our revenues may vary substantially from quarter to quarter, which could make our business difficult to manage, adversely affect our business and operating results, cause our quarterly results to fall below expectations and adversely affect the market price of our Common Stock.

Our patent monetization cycle is lengthy and costly, and our marketing, legal and administrative efforts may be unsuccessful.

We expect significant marketing, legal and administrative expenses prior to generating revenue from monetization efforts. We will also spend considerable time and resources educating defendants on the benefits of a settlement, prior to or during litigation, that may include issuing a license to our patents and patent rights. As such, we may incur significant losses in any particular period before revenue streams commence.

If our efforts to convince defendants of the benefits of a settlement arrangement prior to litigation are unsuccessful, we may need to continue with the litigation process or other enforcement action to protect our patent rights and to realize revenue from those rights. We may also need to litigate to enforce the terms of existing license agreements, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Enforcement proceedings are typically protracted and complex. The costs are typically substantial, and the outcomes are unpredictable. Enforcement actions will divert our managerial, technical, legal and financial resources from business operations.

Our exposure to uncontrollable risks, including new legislation, court rulings or actions by the United States Patent and Trademark Office (“USPTO”), could adversely affect our activities including our revenues, expenses and results of operations.

Our patent acquisition and monetization business is subject to numerous risks including new legislation, regulations and rules. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office, the executive branch, or the courts, that impact the patent application process, the patent enforcement process, the rights of patent holders, or litigation practices, such changes could materially and negatively affect our revenue and expenses and, therefore, our results of operations and the overall success of our Company. On March 16, 2013 the Leahy-Smith America Invents Act or the America Invents Act became effective. The America Invents Act includes a number of significant changes to U.S. patent law. In general, the legislation attempts to address issues surrounding the enforceability of patents and the increase in patent litigation by, among other things, establishing new procedures for patent litigation. For example, the America Invents Act changes the way that parties may be joined in patent infringement actions, increasing the likelihood that such actions will need to be brought against individual allegedly-infringing parties by their respective individual actions or activities. In addition, the America Invents Act enacted a new inter-partes review, or IPR, process at the USPTO which can be used by defendants, and other individuals and entities, to separately challenge the validity of any patent. At this time, it is not clear what, if any, impact the America Invents Act will have on the operation of our patent monetization and enforcement business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the enforcement of our patented technologies, which could have a material adverse effect on our business and financial condition. Patents from nine of our portfolios are currently the subject of inter-partes reviews.

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In addition, the U.S. Department of Justice, or the DOJ, has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could impact the ability to effectively monetize and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies. Also, the Federal Trade Commission, or FTC, has published its intent to initiate a proposed study under Section 6(b) of the Federal Trade Commission Act to evaluate the patent assertion practice and market impact of Patent Assertion Entities, or PAEs. The FTC’s notice and request for public comment relating to the PAE study appeared in the Federal Register on October 3, 2013. The FTC solicited information from the Company regarding its portfolios and activities, and the Company complied with the FTC request for such information. The results of the PAE study by the FTC were provided to Congress and other agencies, such as the DOJ, who could take action, including legislative proposals, based on the results of the study.

Finally, new rules regarding the burden of proof in patent enforcement actions could substantially increase the cost of our enforcement actions and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions.

The report of our independent registered public accounting firm expresses substantial doubt about the Company’s ability to continue as a going concern.

Our auditors have indicated in their report on the Company’s financial statements for the fiscal year ended December 31, 2016 that conditions exist that raise substantial doubt about our ability to continue as a going concern due to our recurring losses from operations and substantial decline in our working capital. A “going concern” opinion could impair our ability to finance our operations through the sale of equity, incurring debt, or other financing alternatives. Our ability to continue as a going concern will depend upon the availability and terms of future funding, continued growth in product orders and shipments, improved operating margins and our ability to profitably meet our after-sale service commitments with existing customers. If we are unable to achieve these goals, our business would be jeopardized and the Company may not be able to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that investors will lose all or a part of their investment.

Changes in patent laws could adversely impact our business.

Patent laws may continue to change and may alter the historically consistent protections afforded to owners of patent rights. Such changes may not be advantageous for us and may make it more difficult for us to obtain adequate patent protection to enforce our patents against infringing parties. Increased focus on the growing number of patent-related lawsuits may result in legislative changes that increase our costs and related risks of asserting patent enforcement actions. For instance, in December 2013, the United States House of Representatives passed a bill that would require non-practicing entities that bring patent infringement lawsuits to pay defendants’ legal fees if the lawsuits are unsuccessful and certain standards are not met. In May 2017, the U.S. Supreme Court reversed a ruling by a federal appeals court that handles patent cases, which had ruled since 1990 that suits could be filed essentially anywhere a business sold products, and held that patent suits should be filed in the state where the defendant is incorporated for patent infringement venue purposes. This could make it more difficult to seek damages for infringement.

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Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patent rights.

It is difficult to predict the outcome of litigation, particularly patent enforcement litigation. It is often difficult for juries and trial judges to understand complex, patented technologies and, as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed final non-appealable judgments that can require payment of damages to the Company. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions that may be made by juries and trial courts.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

We hold and continue to acquire pending patents in the application or review phase. We believe there is a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in monetizing such patents which could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

The length of time required time to litigate an enforcement action is increasing.

Our patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear our patent enforcement actions also hear criminal and other cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil and criminal proceedings and, as a result, we believe that the risk of delays in our patent enforcement actions has grown and will continue to grow and will increasingly affect our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

Our ownership or acquisition of pending patent applications before the USPTO is subject to funding and other risks applicable to a government agency. The value of our patent portfolio is dependent, in part, on the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Our acquisitions of patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent or other intellectual property assets, are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, we expect to incur significant operating expenses and may be required to raise capital during the negotiations even if the acquisition is ultimately not consummated. Even if we are able to acquire particular patent assets, there is no guarantee that we will generate sufficient revenue related to those patent assets to offset the acquisition costs. While we will seek to conduct sufficient due diligence on the patent assets we are considering for acquisition, we may acquire patent assets from a seller who does not have proper title to those assets. In those cases, we may be required to spend significant resources to defend our ownership interest in the patent assets and, if we are not successful, our acquisition may be invalid, in which case we could lose part or all of our investment in the assets.

We may also identify patent or other patent assets that cost more than we are prepared to spend. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results and, if we incur losses, the value of our securities will decline.

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In addition, we may acquire patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies will likely be untested and may be subject to fluctuation based upon the rate at which our companies may adopt our patented technologies in their products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize.

In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where we can defer payments or finance a portion of the acquisition price. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring patent assets, many of whom have substantially greater cash resources than we have. In addition, any failure to satisfy any debt repayment obligations that we may incur, may result in adverse consequences to our operating results.

Any failure to maintain or protect our patent assets could significantly impair our return on investment from such assets and harm our brand, our business and our operating results.

Our ability to operate our business and compete in the patent market largely depends on the superiority, uniqueness and value of our acquired patent assets. To protect our proprietary rights, we rely on and will rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements, common interest agreements and agreements with our employees and third parties, and protective contractual provisions. No assurances can be given that any of the measures we undertake to protect and maintain the value of our assets will be successful.

Following the acquisition of patent assets, we will likely be required to spend significant time and resources to maintain the effectiveness of such assets by paying maintenance fees and making filings with the USPTO. We may acquire patent assets, including patent applications that require us to spend resources to prosecute such patent applications with the USPTO. Moreover, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause us to incur significant costs and could divert resources away from our core business activities.

Despite our efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

●	our patent applications, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;
●	issued trademarks, copyrights, or patents may not provide us with any competitive advantages when compared to potentially infringing other properties;
●	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or
●	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we acquire and/or prosecute.

Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of those assets would be reduced or eliminated, and our business would be harmed.

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Weak global economic conditions may cause infringing parties to delay entering into settlement and licensing agreements, which could prolong our litigation and adversely affect our financial condition and operating results.

Our business depends significantly on worldwide economic conditions, and the United States and world economies have recently experienced weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material adverse effect on the willingness of parties infringing on our assets to enter into settlements or other revenue generating agreements voluntarily. Entering into such agreements is critical to our business and our failure to do so could cause material harm to our business.

If we are unable to adequately protect our patent assets, we may not be able to compete effectively.

Our ability to compete depends in part upon the strength of the patents and patent rights that we own or may hereafter acquire. We rely on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and other types of agreements to establish and protect our patent, intellectual property and proprietary rights. The efforts we take to protect our patents, intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our patents, intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our services are made available. There may be instances where we are not able to fully protect or utilize our patent and other intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our patent assets and intellectual property and proprietary rights from unauthorized use, the value of those assets may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter markets and produce or sell the same or similar products. In addition, protecting our patents and patent rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our patent rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We also rely on trade secrets and contract law to protect some of our patent rights and proprietary technology. We will enter into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

We expect that we will be substantially dependent on a concentrated number of customers. If we are unable to establish, maintain or replace our relationships with customers and develop a diversified customer base, our revenues may fluctuate and our growth may be limited.

A significant portion of our revenues will be generated from a limited number of customers and licenses to such customers. For the year ended December 31, 2016, the five largest licenses accounted for approximately 97% of our revenue. There can be no guarantee that we will be able to obtain additional licenses for the Company’s patents, or if we able to do so, that the licenses will be of the same or larger size allowing us to sustain or grow our revenue levels, respectively. If we are not able to generate licenses from the limited group of prospective customers that we anticipate may generate a substantial majority of our revenues in the future, or if they do not generate revenues at the levels or at the times that we anticipate, our ability to maintain or grow our revenues and our results of operations will be adversely affected.

We acquired the rights to market and license a patent analytics tool from IP Navigation Group, LLC and will dedicate resources and incur costs in an effort to generate revenues. We may not be able to generate revenues and there is a risk that the time spent marketing and licensing the tool will distract management from the enforcement of the Company’s patent portfolios.

We expect to dedicate resources and incur costs in the marketing and licensing of Opus Analytic, the patent analytics tool, in order to generate revenue, but there are no assurances that our efforts will be successful. We may not generate any revenues from the licensing of Opus Analytic or may not generate enough license revenue to exceed our costs. Our efforts therefore could lead to losses and could have a material adverse effect on our income, expenses or results of operations.

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In addition, the time and effort spent marketing and licensing Opus Analytics could distract the Company and its officers from the management of the balance of the Company’s business and have a deleterious effect on results from the enforcement of the Company’s patents and patent rights. This could lead to either sub-par returns from the patent and patent right enforcement efforts or even total losses of the value of such patents and patent rights, leading to considerable losses.

Risks Related to Our Indebtedness

Our cash flows and capital resources may be insufficient to make required payments on our indebtedness and future indebtedness.

As of June 30, 2017, we have $17,121,896 of indebtedness outstanding, net of discounts. Our indebtedness could have important consequences to our shareholders. For example, it could:

●	make it difficult for us to satisfy our debt obligations;
●	make us more vulnerable to general adverse economic and industry conditions;
●	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;
●	expose us to interest rate fluctuations because the interest rate on the debt under our existing credit facility is variable;
●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;
●	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and
●	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

In addition, our ability to make scheduled payments or refinance our obligations depends on our successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include, among others:

●	economic and demand factors affecting our industry;
●	pricing pressures;
●	increased operating costs;
●	competitive conditions; and
●	other operating difficulties.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. In the event that we are required to dispose of material assets or operations to meet our debt service and other obligations, the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. Our obligations pursuant to our loan agreement with DBD (as defined below) are secured by a security interest in all of our assets, exclusive of intellectual property. The foregoing encumbrances may limit our ability to dispose of material assets or operations. We also may not be able to restructure our indebtedness on favorable economic terms, if at all.

We may incur additional indebtedness in the future, including pursuant to the DBD Documents (as defined herein). Our incurrence of additional indebtedness would intensify the risks described above.

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The DBD Documents contain various covenants limiting the discretion of our management in operating our business.

On January 29, 2015, the Company and certain of its subsidiaries entered into a series of agreements including a Securities Purchase Agreement (the “DBD Purchase Agreement”) and a Subscription Agreement with DBD Credit Funding, LLC (“DBD”), pursuant to which the Company sold to the purchasers: (i) $15,000,000 original principal amount of Senior Secured Notes (the “DBD Notes”), (ii) a right to receive a portion of certain proceeds from monetization net revenues received by the Company (after receipt by the Company of $15,000,000 of monetization net revenues and repayment of the DBD Notes), (iii) a five-year warrant (the “DBD Warrant”) to purchase 100,000 shares of the Company’s Common Stock exercisable at $7.44 per share, subject to adjustment; and (iv) 134,409 shares of the Company’s Common Stock. Pursuant to the DBD Purchase Agreement, as security for the payment and performance in full of the secured obligations, the Company and certain subsidiaries executed and delivered in favor of the purchasers a Security Agreement and a Patent Security Agreement, including a pledge of the Company’s interests in certain of its subsidiaries (together with the DBD Purchase Agreement, the DBD Notes and the DBD Warrant, the “DBD Documents”). On February 12, 2015, the Company exercised its right to require the purchasers to purchase an additional $5,000,000 of Notes from the Company.

On January 10, 2017, the Company and certain of its subsidiaries (each a “Subsidiary” and collectively with the Issuer, the “Company”) entered into an amended and restated revenue sharing and securities purchase agreement (the “ARRSSPA”) with DBD, under which the Company and DBD amended and restated the Revenue Sharing and Securities Purchase Agreement dated January 29, 2015 (the “Original Agreement”) pursuant to which (i) DBD purchased $20,000,000 in promissory notes, (ii) an interest in the Company’s revenues from certain activities and (iii) warrants to purchase 100,000 shares of the Company’s common stock. As of the close of the restructuring on January 10, 2017, there was $20,131,351 in outstanding principal and PIK interest accrued.

The DBD Documents contain, subject to certain carve-outs, various restrictive covenants that limit our management’s discretion in operating our business. In particular, these instruments limit our ability to, among other things:

●	incur additional debt;
●	grant liens on assets;
●	dispose assets outside the ordinary course of business; and
●	make fundamental business changes.

On August 3, 2017, the Company entered into the First Amendment and Restructuring Agreement with DBD to restructure and replace the obligations of the Company under the ARRSSPA. Pursuant to the First Amendment and Restructuring Agreement, certain Designated IP is to be assigned to one or more newly created SPE elected by DBD, which SPE is under the management and control of an affiliate of DBD. Once the Designated IP is assigned to the SPE, DBD will have full, direct control over the Company’s patents under through the SPE structure. Of the Company’s sole remaining interest in the Designated IP, or the Monetization Revenues, 15% will be paid to the owner of the Designated IP to be contributed to the SPE. As a result, the Company’s Monetization Revenues will be reduced to 30% from 45%. Regardless of the success of the monetization of the Designated IP, the Company will have no control over, ownership of, or recourse to, the Designated IP.

The First Amendment and Restructuring Agreement requires the Company to contribute and assign the Designated IP to the SPE. At such time, DBD shall continue to have the sole and absolute discretion to make any and all decisions with respect to the Designated IP including by way of example and not limitation (x) the initiation, direction, termination, conclusion or negotiation of any assignment, sale or license (whether directly or through multiple tiers or sub-licensees) of any of the Company’s patent or any other type of a monetization activity of any nature or description; (y) the maintenance or abandonment, in whole or in part, of any one or more of the Designated IP; or (z) the discretion to make or to decline to make cash advances.

The First Amendment and Restructuring Agreement is subject to certain events of default, including, among other things, liquidation or dissolution, change of control, bankruptcy, the Company’s failure to make payments pursuant to the terms of the First Amendment and Restructuring Agreement, the Company’s failure to secure necessary consents to permit completion of the structure of the SPE or the Company’s failure to perform or observe certain covenants. Upon the occurrence of an event of default, DBD may proceed to protect and enforce its rights through seeking the Company’s specific performance of any covenant or condition, as set forth in the First Amendment and Restructuring Agreement, or may declare the remaining unpaid balance owed under the ARRSSPA, as amended, and any other amounts owed pursuant to the First Amendment and Restructuring Agreement to be immediately due and payable.

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The rights of the holders of the Company’s Common Stock will be subordinate to our creditors.

On October 16, 2014, we issued convertible notes in the aggregate principal amount of $5,550,000, which mature on October 16, 2018, of which, $500,000 remains outstanding as of June 30, 2017. On January 29, 2015 and February 12, 2015, we issued to DBD Notes in the principal amounts of $15,000,000 and $5,000,000, respectively, and on January 10, 2017, we entered into an amendment of the agreement with DBD whereby we restructured the principal amortization scheduled. At the close of the restructuring, the outstanding principal and accrued PIK interest was $15,630,103.

If the First Amendment and Restructuring Agreement is approved by the Company’s shareholders and implemented by the Company, it will eliminate the requirement for the Company to make monthly principal and interest payments on the DBD Notes and to pay the DBD Notes at maturity or upon acceleration, will eliminate the liquidity covenant, and will replace the DBD Note obligations and current revenue share with comprehensive revenue share through the structure of the SPE.

If the First Amendment and Restructuring Agreement is not approved by the Company’s shareholders, the Company will be in default and an Event of Default under the DBD Notes and the ARRSSPA will occur. In this situation, all of the obligations, including the DBD Note and other amounts payable to DBD under the First Amendment and Restructuring Agreement will then become due and payable, and DBD will have the ability to take control of and dispose of the patent assets to pay the amounts due.

Accordingly, the holders of Common Stock will rank junior to such indebtedness, as well as to other non-equity claims on the Company and our assets, including claims upon liquidation.

Risks Relating to Our Stock

Exercise or conversion of warrants and convertible securities will dilute stockholders’ percentage of ownership.

We have issued convertible securities, options and warrants to purchase shares of our Common Stock to our officers, directors, consultants and certain shareholders. In the future, we may grant additional options, warrants and convertible securities. The exercise or conversion of options, warrants or convertible securities will dilute the percentage ownership of our stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert such options, warrants and convertible securities at a time when we would be able to obtain additional equity capital on terms more favorable than such securities or when our common stock is trading at a price higher than the exercise or conversion price of the securities. The exercise or conversion of outstanding warrants, options and convertible securities will have a dilutive effect on the securities held by our stockholders.

Our Common Stock may be delisted from The NASDAQ Capital Market (“NASDAQ”) if we fail to comply with continued listing standards.

Our Common Stock is currently traded on NASDAQ under the symbol “MARA”. If we fail to meet any of the continued listing standards of NASDAQ, our Common Stock could be delisted from NASDAQ. These continued listing standards include specifically enumerated criteria, such as:

●	a $1.00 minimum closing bid price;
●	stockholders’ equity of $2.5 million;
●	500,000 shares of publicly-held Common Stock with a market value of at least $1 million;
●	300 round-lot stockholders; and
●	compliance with NASDAQ’s corporate governance requirements, as well as additional or more stringent criteria that may be applied in the exercise of NASDAQ’s discretionary authority.

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On May 17, 2017, the Company received a written notification from NASDAQ indicating that the Company was not in compliance with the minimum bid price requirement set forth in NASDAQ Rules for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company’s common stock for the 30 consecutive business days from April 3, 2017 to May 16, 2017, the Company did not meet the minimum bid price requirement. On July 17, 2017, the Company received a second written notification from NASDAQ granting the Company an extension to regain compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies to maintain stockholders’ equity of at least $2.5 million. If the Company fails to evidence compliance upon filing its periodic report for the year ending December 31, 2017, with the SEC and NASDAQ, the Company may be subject to delisting.

We could fail in future financing efforts or be delisted from NASDAQ if we fail to receive stockholder approval when required.

Under the NASDAQ rules, we are required to obtain stockholder approval for any issuance of additional equity securities that would comprise 20% or more of the total shares of our Common Stock outstanding before the issuance of such securities sold at a discount to the greater of book or market value in an offering that is not deemed to be a “public offering” by NASDAQ. Funding of our operations and acquisitions of assets may require issuance of additional equity securities at a discount that would comprise 20% or more of the total shares of our Common Stock outstanding, but we might not be successful in obtaining the required stockholder approval for such an issuance. If we are unable to obtain financing due to stockholder approval difficulties, such failure may have a material adverse effect on our ability to continue operations.

Our Common Stock may be affected by limited trading volume and price fluctuations, which could adversely impact the value of our Common Stock.

There has been limited trading in our Common Stock and there can be no assurance that an active trading market in our Common Stock will either develop or be maintained. Our Common Stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Common Stock to fluctuate substantially. These fluctuations may also cause short sellers to periodically enter the market in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our will be stable or appreciate over time.

Holders of the Company’s Common Stock will experience immediate and substantial dilution upon the conversion of the Company’s outstanding preferred stock, convertible notes, for which the underlying shares are registered herein, and the exercise of the Company’s outstanding options and warrants, for which the underlying shares are not being registered herein.

As of October 4, 2017:

●	2,388,194 shares of our common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $3.44 per share;
●	29,951,573 shares of our common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.45;
●	782,004 shares of common stock issuable upon conversion of 782,004 outstanding shares of Series B Preferred Stock;

●	55,000,000 shares of common stock issuable upon conversion of $5,500,000 in outstanding convertible notes.

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Assuming full conversion of the Series B and the convertible notes and exercise of all outstanding options and warrants, including those pursuant to the registration statement herein, the number of shares of our Common Stock outstanding will increase 88,121,771 shares from 31,104,062 shares of Common Stock outstanding as of October 4, 2017, to 119,225,833 shares of Common Stock outstanding.

Our stock price may be volatile.

The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	additions or departures of key personnel;
●	sales of our Common Stock;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	loss of any strategic relationship;
●	regulatory developments; and
●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

We have never paid nor do we expect in the near future to pay cash dividends.

On November 19, 2014, we declared a stock dividend pursuant to which holders of our common stock as of the close of business on December 15, 2014 received one additional share of Common Stock for each share of common stock held by such holders. Other than as described herein, we have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future. While it is possible that we may declare a dividend after a large settlement, investors should not rely on such a possibility, nor should they rely on an investment in us if they require income generated from dividends paid on our capital stock. Any income derived from our Common Stock would only come from rise in the market price of our Common Stock, which is uncertain and unpredictable.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market upon the expiration of any statutory holding period or lockup agreements, under Rule 144, or issued upon the exercise of outstanding warrants or other convertible securities, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our Common Stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of our restricted Common Stock will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.

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Because we became a public company by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming a public company through a reverse merger. Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to generate investor awareness. These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described. We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third parties based upon publicly-available information concerning us. We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods. Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control. In addition, investors may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors. Investor awareness activities may also be suspended or discontinued which may impact the trading market our Common Stock.

If we lose key personnel or are unable to attract and retain additional qualified personnel, we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management and attract new key personnel. On August 30, 2017, the Company entered into an Amended and Restated Retention Agreement with Doug Croxall, the Company’s Chief Executive Officer, (the “Amended and Restated Agreement”) amending the Retention Agreement dated August 22, 2017. Pursuant to the Amended and Restated Agreement, the employment agreements between Mr. Croxall and the Company were terminated and Mr. Croxall shall continue to serve as Chief Executive Officer and Chairman of the Board until no later than September 30, 2017. The Company intends to seek a replacement Chief Executive Officer and there can be no assurance that a suitable individual can be retained.

On August 31, 2017, the Company entered into a Consulting Termination Agreement and Release Agreement with Erich Spangenberg and as of such date, the Consulting Agreement dated August 3, 2017, between the Company and Mr. Spangenberg was deemed terminated and of not further force or effect. On such date, the Company entered into a new Consulting Agreement with Page Innovations, LLC (“Page”), an entity designated by Mr. Spangenberg, pursuant to which Mr. Spangenberg would provide advice and consulting services to the Company, as an independent contractor, with respect to the restructuring of the Company as may be requested by the Company from time to time.

On August 30, 2017, the Company entered into a Retention Agreement with Mr. Francis Knuettel, II (the “Knuettel Retention Agreement”), pursuant to which the employment agreement between Mr. Knuettel and the Company was terminated, and Mr. Knuettel shall continue to serve as Chief Financial Officer through March 31, 2017, unless earlier terminated in accordance with the Knuettel Retention Agreement. After that date, the Company may seek to enter into a new agreement with Mr. Knuettel or with an alternative suitable individual to serve as Chief Financial Officer and there can be no assurance that the Company will be able to retain a qualified individual for this position.

On August 30, 2017, the Company entered into a revised employment agreement with James Crawford, the Company’s Chief Operating Officer (the “Crawford Agreement”), pursuant to which the employment agreements between Mr. Crawford and the Company were terminated, and Mr. Crawford shall continue to serve as the Chief Operating Officer until such time as provided in the Crawford Agreement.

We may not be successful in attracting, assimilating and retaining our employees in the future. We are competing for employees against companies that are more established than we are and that have the ability to pay more cash compensation than we do. As of the date hereof, we have not experienced problems hiring employees.

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If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any future internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

As a result of its internal control assessment, the Company determined there is a material weakness with respect to segregation of duties.

The Company determined that there is a material weakness in its internal controls with respect to the financial reporting and closing process, resulting from a lack of segregation of duties and evidence of control review. Since the Company has few employees, most of whom have no involvement in our financial controls and reporting, we are unable to sufficiently distribute reporting and accounting to tasks across enough individuals to insure that the Company does not have a material weakness in its financial reporting system.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

You should review carefully the section entitled “Risk Factors” within this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

All forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update or revise these statements unless required by law, and you should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders.

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DESCRIPTION OF SECURITIES

Common Stock

We have 300,000,000 authorized shares of capital stock, par value $0.0001 per share, of which 200,000,000 shares are common stock and 100,000,000 shares are “blank-check” preferred stock.

As of October 4, 2017, 31,104,062 shares of common stock were issued and outstanding. The holders of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding up of our affairs. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding voting securities can elect all of our directors.

The payment of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Series B Preferred Stock

As of October 4, 2017, 782,004 shares of Series B Preferred Stock were issued and outstanding. The terms of the Series B Preferred Stock are summarized below:

Rank. The Series B Preferred Stock will rank junior to the Series A Preferred Stock, though there are no shares of Series A Preferred Stock currently outstanding.

Dividend. The holders of Series B Preferred Stock will be entitled to receive such dividends paid and distributions made to the holders of common stock, pro rata to the holders of common stock to the same extent as if such holders had converted the Series B Convertible Preferred Stock into common stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of common stock on the record date for such dividends and distributions.

Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, after provision for payment of all debts and liabilities of the Company and the payment of a liquidation preference to the holders of the Company’s Series A Preferred Stock, any remaining assets of the Company shall be distributed pro rata to the holders of common stock and the holders of Series B Convertible Preferred Stock as if the Series B Convertible Preferred Stock had been converted into shares of common stock on the date of such liquidation, dissolution or winding up of the Company.

Voting Rights. The Series B Preferred Stock have no voting rights except with regard to certain customary protective provisions set forth in the Series B Certificate of Designations and as otherwise provided by applicable law.

Conversion. Each share of Series B Preferred Stock may be converted at the holder’s option at any time after issuance into one share of common stock, provided that the number of shares of common stock to be issued pursuant to such conversion does not exceed, when aggregated with all other shares of common stock owned by such holder at such time, result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all of the common stock outstanding at such time, unless otherwise waived in writing by us with sixty-one (61) days’ notice.

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Warrants

As of October 4, 2017, 29,951,573 shares of common stock were issuable upon the exercise of outstanding warrants. These warrants had exercises prices ranging from $0.30 to $7.44. The securities warrant agreement, together with the terms of the securities warrant certificate and securities warrants, are filed with the Securities and Exchange Commission in connection with the offering of the specific warrants. Warrants were issued independently or together with preferred stock or common stock, and may be attached to or separate from any offered securities.

SELLING STOCKHOLDERS

This prospectus relates to the resale of up to 7,394,000 shares of Common Stock by the selling stockholders, of which (i) 6,596,000 shares are issuable upon conversion of certain 5% convertible promissory notes issued by the Company in the Private Placement of up to $5,500,000 in 5% convertible promissory notes and five-year warrants to purchase shares of Common Stock and (ii) 798,000 shares were issued in exchange for the Exchange Warrants to purchase 760,000 shares of Common stock, pursuant to the Exchange Agreements dated July 17, 2017, by and among the Company and the Investor in the Company’s Offering. The issuance of the Exchange Shares was approved by the Company’s shareholders at a special meeting of the shareholders held by the Company on September 29, 2017.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the names of the selling stockholders, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling stockholders before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Except as set forth below, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. As of October 4, 2017, there were 31,104,062 shares of our common stock issued and outstanding and 782,004 shares of our Series B Preferred Stock issued and outstanding.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholder may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholder upon the termination of the offering.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before Offering		Number of Shares of Common Stock Offered		Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Beneficially Owned After Offering
Peter Benz (3)	352,000	(1)	48,569		303,431	0.98%
CVI Investments, Inc. (4)	1,732,667		798,000	(2)	934,667	3.00%
Deane Gilliam (5)	1,400,000	(1)	193,173		1,206,827	3.88%
Revere Investments LP (6)	34,485,000	(1)	6,354,258		28,130,742	90.44%
Total	37,969,667		7,394,000		30,575,667	98.30

* Less than 1%.

(1)	Represents the maximum number of shares of Common Stock issuable upon conversion of 5% convertible promissory notes (the “Convertible Note”) sold in the Company’s Private Placement in August 2017, at a conversion price equal to the lesser of (i) $0.20 per share, or (ii) the closing bid price of the Common Stock on the day prior to conversion of the Convertible Notes; provided that such conversion price may not be less than $0.10 per share.

(2)	Represents the number of shares of Common Stock issued in exchange for the Exchange Warrants to purchase 760,000 shares of Common Stock, pursuant to the Exchange Agreements dated July 17, 2017, by and among the Company and the purchaser of securities in the Company’s April 2017 Offering.

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(3)	The address for Mr. Benz is 1705 Floribunda Avenue, Hillsborough, California 94010.
(4)	Mr. Martin Kobinger holds voting and dispositive power over shares held by CVI Investments, Inc. The business address for CVI Investments, Inc., is 101 California Street, Suite 3250, San Francisco, CA 94111.
(5)	The address for Mr. Gilliam is 700 Park Avenue, New York, New York 10021.
(6)	Mr. John O’Rourke exercises sole voting and investment authority over all of our securities owned by Revere Investments, LP, and thus is deemed to beneficially own such shares pursuant to Rule 13d-3 under the Exchange Act. The address for Mr. O’Rourke and Revere Investments, LP, is Revere Investments, LP, 808 Solar Isle Dr., Fort Lauderdale, Florida 33301.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We agreed to keep this prospectus effective for a period of two years.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2016 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Marathon Patent Group, Inc. as of December 31, 2015 and for the year ended December 31, 2015, incorporated by reference in this Prospectus from Marathon Patent Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference in this Prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus, until the selling stockholders sells all of our securities registered under this prospectus:

●	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on April 4, 2017, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, filed with the SEC on May 15, 2017 and August 14, 2017, respectively, our Current Reports on Form 8-K filed with the SEC on April 14, 2017, April 18, 2017, April 24, 2017, May 12, 2017, May 18, 2017, July 18, 2017, July 20, 2017, August 9, 2017, August 9, 2017, August 10, 2017, August 14, 2017, August 15, 2017, August 25, 2017, September 5, 2017, September 12, 2017 and October 2, 2017; and

●	the description of our 5% convertible promissory notes and five-year warrants to purchase common stock contained in our Current Report on Form 8-K filed with the SEC on August 15, 2017 (File No. 001-36555), including any amendment or report filed for the purpose of updating such description; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Secretary, Marathon Patent Group, Inc., 11100 Santa Monica Blvd., Suite 380, Los Angeles, California, 90025, telephone number (703) 232-1701.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders. The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$355.64	*
Legal expenses	$25,000	**
Accounting expenses	$10,000	**
Miscellaneous	$5,000	**
Total	$40,355.64	**

* Previously paid.

**Estimate

Item 15. Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on December 9, 2011)
3.2	Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on December 9, 2011)
3.3	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on February 20, 2013)
3.4	Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on July 19, 2013)
3.5	Certificate of Designations of Series A Convertible Preferred Stock of Marathon Patent Group, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 7, 2014)
3.6	Certificate of Designations of Series B Convertible Preferred Stock of Marathon Patent Group, Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on May 7, 2014)
4.1	Form of Warrant Amendment Letter dated April 20, 2014 (Incorporated by reference to Exhibit 4.1 to the Current Report on 8-K filed with the SEC on April 24, 2014)
4.2	Note due July 29, 2018 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)
4.3	Warrant to Purchase Common Stock dated January 29, 2015 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)
4.4	Form of Warrant (Incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on December 12, 2016).
4.5	Form of Placement Agent’s Warrant (Incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed with the SEC on December 12, 2016).
4.6	Form of Warrant dated January 10, 2017 (Incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on January 17, 2017).
4.7	Promissory Note dated January 10, 2017(Incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed with the SEC on January 17, 2017).
4.8	Certificate of Designation Of Rights, Powers, Preferences, Privileges And Restrictions of The 0% Series D Convertible Preferred Stock (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 9, 2017)
4.9	Form of 5% Convertible Promissory Note (Incorporated by reference to Exhibit 4.1 to the Current Report on 8-K filed with the SEC on August 15, 2017)
4.10	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.2 to the Current Report on 8-K filed with the SEC on August 15, 2017)
5.1	Opinion of Sichenzia Ross Friedman Kesner LLP*
10.1	Revenue Sharing and Securities Purchase Agreement by and among Marathon Patent Group, Inc. and its subsidiaries and DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)
10.2	Subscription Agreement between Marathon Patent Group, Inc. and DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)
10.3	Security Agreement by and among Marathon Patent Group, Inc. and certain of its subsidiaries and DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)+
10.4	Patent Security Agreement by Marathon Patent Group, Inc. and certain of its subsidiaries in favor of DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)+
10.5	Lockup Agreement by and between DBD Credit Funding LLC and Marathon Patent Group, Inc. dated January 29, 2015 (Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)

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Exhibit No.	Description
10.6	Lockup Agreement by and between TechDev Holdings, LLC, Audrey Spangenberg, Erich Spangenberg, Granicus IP, LLC and Marathon Patent Group, Inc. dated January 29, 2015 (Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)
10.7	Lockup Agreement by and between TechDev Holdings, LLC, Audrey Spangenberg, Erich Spangenberg, Granicus IP, LLC and Marathon Patent Group, Inc. dated January 29, 2015 (Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)
10.8	Patent License Agreement by and among Marathon Patent Group, Inc. and certain of its subsidiaries and DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)+
10.9	Guaranty Agreement by certain subsidiaries of Marathon Patent Group, Inc. in favor of DBD Credit Funding LLC dated January 29, 2015 (Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on 8-K, filed with the SEC on February 3, 2015)
10.10	Consulting Agreement by and between Marathon Patent Group, Inc. and Richard Chernicoff dated April 7, 2015 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on 8-K, filed with the SEC on April 13, 2015)
10.11	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on December 12, 2016).
10.12	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on December 12, 2016).
10.13	Form of Placement Agency Agreement (Incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on December 12, 2016).
10.14	Amended and Restated Revenue Sharing and Securities Purchase Agreement by and among the Company, certain of the Company’s subsidiaries and DBD Credit Funding dated January 10, 2017 (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on January 17, 2017).
10.15	Patent Security Agreement dated January 10, 2017 by and among the Company, certain of the Company’s subsidiaries and DBD Credit Funding dated January 10, 2017(Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on January 17, 2017).
10.16	Amended and Restated Patent License Agreement dated January 10, 2017 by and among the Company, certain of the Company’s subsidiaries and DBD Credit Funding dated January 10, 2017(Incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on January 17, 2017).
10.17	Security Agreement Supplement dated January 10, 2017 by and among the Company, certain of the Company’s subsidiaries and DBD Credit Funding dated January 10, 2017(Incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed with the SEC on January 17, 2017).
10.18	Sales Agreement (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K dated January 27, 2017).
10.19	Form of Warrant dated April 21, 2017 (Incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed with the SEC on April 24, 2017)
10.20	Form of Security Purchase Agreement dated April 21, 2017 (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on April 24, 2017)
10.21	Form of Registration Rights Agreement dated April 21, 2017 (Incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed with the SEC on April 24, 2017)
10.22	Form of Placement Agency Agreement dated April 18, 2017 (Incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed with the SEC on April 24, 2017)
10.23	Form of Exchange Agreement between the Company and the Holders (Incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed with the SEC on July 18, 2017)
10.24	Form of Exchange Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 9, 2017)
10.25	First Amendment to Amended and Restated Revenue Sharing and Securities Purchase Agreement and Restructuring Agreement by and between the Company and DBD Credit Funding LLC dated August 03, 2017 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 10, 2017)

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Exhibit No.	Description
10.26	First Amendment to Security Agreement by and among the Company and its subsidiaries and DBD Credit Funding LLC dated August 3, 2017 (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on August 10, 2017)
10.27	Termination of Employment and Release Agreement with Erich L. Spangenberg dated August 03, 2017 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on August 10, 2017)
10.28	Consulting Agreement with Erich L. Spangenberg dated August 03, 2017 (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on August 10, 2017)
10.29	Form of Unit Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Current Report on 8-K filed with the SEC on August 15, 2017)
10.30	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the Current Report on 8-K filed with the SEC on August 15, 2017)
10.31	Retention Agreement between the Company and Francis Knuettel, II, dated August 31, 2017 (Incorporated by reference to Exhibit 10.1 to the Current Report on 8-K filed with the SEC on September 5, 2017)
10.32	Employment Agreement between the Company and James Crawford, dated August 31, 2017 (Incorporated by reference to Exhibit 10.2 to the Current Report on 8-K filed with the SEC on September 5, 2017)
10.33	Termination of Consulting Agreement dated August 1, 2017, between the Company and Erich Spangenberg (Incorporated by reference to Exhibit 10.3 to the Current Report on 8-K filed with the SEC on September 5, 2017)
10.34	Consulting Agreement between the Company and Erich Spangenberg dated August 31, 2017 (Incorporated by reference to Exhibit 10.4 to the Current Report on 8-K filed with the SEC on September 5, 2017)
10.35	Settlement Agreement between the Company and Medtronic, Inc. dated August 31, 2017 (Incorporated by reference to Exhibit 10.5 to the Current Report on 8-K filed with the SEC on September 5, 2017)
10.36	Form of Settlement Agreement between the Company and various creditors (Incorporated by reference to Exhibit 10.6 to the Current Report on 8-K filed with the SEC on September 5, 2017)
10.37	Form of Lock-up Agreement (Incorporated by reference to Exhibit 10.1 to the Current Report on 8-K filed with the SEC on September 12, 2017)
14.1	Code of Business Conduct and Ethics (Incorporated by reference to Exhibit 14.1 to the Company’s Annual Report on 10-K, filed with the SEC on March 31, 2014)
16.1	SingerLewak LLP letter to the Securities and Exchange Commission (incorporated by reference to 8-K filed January 17, 2017)
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on 10-K, filed with the SEC on March 31, 2014)
23.1	Consent of SingerLewak LLP++
23.2	Consent of BDO USA, LLP++
23.3	Consent of Sichenzia Ross Friedman Kesner LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page of this Form S-1)++

* Filed herein.

 + Previously filed with the Registration Statement on Form S-3 (File No.: 333-220438) on September 13, 2017.

++ Previously filed with the Registration Statement on Form S-3 Amendment No. 1 (File No.: 333-220438) on October 6, 2017.

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Item 17. Undertakings.

1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on October 11, 2017.

MARATHON PATENT GROUP INC.

By:	/s/ Doug Croxall
Doug Croxall
Its:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Francis Knuettel II
Francis Knuettel II
Its:	Chief Financial Officer (Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints Doug Croxall and Francis Knuettel II, and each of them severally, as his true and lawful attorney in fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Doug Croxall	October 6, 2017
Doug Croxall
Chief Executive Officer (Principal Executive Officer)

/s/ Francis Knuettel II	October 6, 2017
Francis Knuettel II Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Edward Kovalik	October 6, 2017
Edward Kovalik Director

/s/ Christopher Robichaud	October 6, 2017
Christopher Robichaud Director

/s/ David P. Lieberman	October 6, 2017
David P. Lieberman Director

/s/ Merrick D. Okamoto	October 6, 2017
Merrick D. Okamoto Director and Chairman of the Board

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